Exhibit 10.51

LETTER AGREEMENT

This letter agreement (the “Letter”) is entered into by Adam J. Pliska (“Pliska”) and Ourgame International Holdings Limited (“Ourgame”) in connection with an Executive Employment Agreement, dated as of January 24, 2018, by and between Pliska and Ourgame (the “Employment Agreement”) and as amended in June 2018 (the “Amendment”, and together with the Employment Agreement, the “Agreement”). All capitalized terms not defined herein shall have the meaning set forth in the Agreement.

The purpose of this Letter is to establish that, effective as of December 31, 2018 (the “Payment Earning Date”), Pliska earned the full profitability incentive payment of $1,500,000 set forth in Section 3, bullet 5 of the Agreement (the “Incentive Payment”). As such, as of the Payment Earning Date, Pliska will be entitled to receive the Incentive Payment in full. Notwithstanding the foregoing, Pliska agrees and acknowledges that Ourgame is in the process of entering into a reverse merger transaction pursuant to an Agreement and Plan of Reorganization by and among Black Ridge Acquisition Corp., a Delaware corporation, Black Ridge Merger Sub Corp., a Delaware corporation, Allied Esports Entertainment, Inc., a Delaware corporation, Noble Link Global Limited, a British Virgin Islands exempted company, Ourgame, and Primo Vital Ltd., a British Virgin Islands exempted company (the “Merger Agreement”). Ourgame believes that the transactions contemplated by the Merger Agreement will close in Q1 of 2019 (i.e. on or before March 31, 2019) (the “Cutoff Date”). Pliska and Ourgame hereby agree and acknowledge as follows:

•	Pliska agrees that Ourgame can delay payment of the Incentive Payment until the first to occur of (i) the closing of the transactions contemplated by the Merger Agreement, or (ii) the Cutoff Date.

•	Nothing in this letter serves as a waiver by Pliska of his right to receive the Incentive Payment. If Pliska has not received the Incentive Payment on or before the Cutoff Date, he will be entitled to any and all remedies available to him against Ourgame and its subsidiaries to enforce payment of the Incentive Payment.

This Letter and the Agreement constitute the entire agreement and understanding among the parties hereto in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, whether oral or written and whether express or implied. This Letter shall be governed by and construed in accordance with the laws of California, excluding any conflict or choice of law rule or principle that might otherwise refer construction or interpretation thereof to the substantive laws of another jurisdiction. The parties hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in Orange County, California. No amendment or modification of any provision of this Letter shall be effective unless signed in writing

OURGAME HOLDINGS INTERNATIONAL LIMITED

By: /s/ Kwok Leung Frank NG	/s/ Adam J. Pliska
Name: Kwok Leung Frank NG	Adam J. Pliska
Title: Co-CEO
Date: 12/19/2018

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